Exhibit 99.8

TPT Global Tech, Inc's. Subsidiary, "TPT MedTech" Signs Strategic Partnership Agreement with DFS Africa, Ltd. to Deliver and Market End-to-End Testing, PPE, Vaccinations and Other Key Medical Services to Africa

TPT MedTech will help to "jumpstart" the African economy by working with DFS on a series of "Return to Work" Initiatives with partnership reaching across the continent when fully implemented

SAN DIEGO, CA / ACCESSWIRE / May 10, 2021 / TPT Global Tech, Inc. ("TPTW" or the "Company") (OTCQB:TPTW) today announced its TPT MedTech subsidiary has agreed to a strategic partnership agreement with DFS Africa, Ltd. to deliver and market products and services to help "jumpstart" the African economy. The two will work together to market each other's products and services covering a broad range of medical technologies and services, first related to Covid-19, and beyond as well as PPE and other medical technology. TPT MedTech and DFS Africa are planning a pan-African effort to help reach all corners of the continent in an effort to revitalize and protect the economies of all the African nations. The two parties plan on working the relationship over the next two years.

Among the products and services to be marketed by the respective organizations is Covid-19 testing, as well as testing for other diseases and sicknesses. Planned testing for individual industry verticals could include, but not limited to, airlines, arenas, offices, etc. In addition, the two parties will be working to create a favorable environment for delivery of a suitable vaccine supply, end-to-end testing and vaccination solutions (from port delivery to people's arms) and to establish vaccine passes or more commonly termed "Vaccine Passport" that will service industries and organizations across a wide spectrum. The two entities will also be working to deliver labs and equipment, lab consumable supplies and TPT MedTech's :15 sanitizing system to areas in need.

"It will be partnerships such as the one forged here with DFS Africa that will help get Covid-19 under better control, people back to work and a sense of normalcy across the African continent and elsewhere around the globe. We are committed to bringing such required solutions to communities in need," said Stephen Thomas, Chairman & CEO of TPT Global Tech. "From airlines to government agencies, hospitals, schools, ministries, private entities and NGO's, we plan to help bring the health care solutions, know how, technologies and equipment necessary to help get Africa's economy back on its feet."

‘'Over the years, DFS Africa has had a measurable impact across key sectors of the African economy through effective partnerships with public authorities and various private sector partners. This significant partnership with TPT Global Tech is a major step in deploying affordable and tangible "Return to Work" solutions, critical to strengthening Africa's economy while also improving health outcomes,'' said Bankole Eniola, Chief Engagement Officer at DFS Africa.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. It's TPT MedTech subsidiary is a provider of Covid/Health testing services on a global scale and its industry-leading platforms are helping travelers get back to travel, events take place and generally speaking helping life get back to a new normal. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

About DFS, Ltd.

DFS Africa Ltd is a pan-African global advisory company that creates solutions to grow critical sectors that can transform lives in Africa. DFS Africa's unique value proposition is creating platforms that bring together public authorities, policy makers, private sector, investors, development finance institutions and development partners to improve health outcomes in Africa.

DFS Africa has been working in the Healthcare and Pharmaceutical space in Africa for the past 4 years and as a response to the Covid-19 pandemic set out to create innovative solutions that will improve the health outcomes of Africans. In the past year, DFS Africa launched the Connecting the Dots Initiative Medical Products for Health Emergencies (CDI-MPHE) and the CDI Vaccines Access Program (CDI-VAP) https://africacdi.com), an online platform for procuring quality and affordable medical products for health emergencies across to Africa to actualise this mission.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Shep Doniger
561-637-5750
sdoniger@bdcginc.com

IR-Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.